Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2013, relating to the consolidated financial statements of Coleman Cable, Inc. and subsidiaries, and the effectiveness of Coleman Cable, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Coleman Cable, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

May 9, 2013